Exhibit 10.1

                              EMPLOYMENT AGREEMENT

          MEMORANDUM OF AGREEMENT made as of the 21st day of December, 2000.

BETWEEN:

                   CHRISTOPHER MACKENZIE
                   of the City of London, England,

                   (hereinafter referred to as the "Executive"),

                                              OF THE FIRST PART,

                    - and -

                   TRIZECHAHN CORPORATION,
                   a corporation existing under the laws
                   of the Province of Ontario,

                   (hereinafter referred to as "TrizecHahn"),

                                              OF THE SECOND PART.

         WHEREAS the Executive has agreed to become the Chief Executive Officer and Deputy Chairman of TrizecHahn effective as of January 1, 2001 on the terms and conditions set out herein;

         AND WHEREAS the Executive and TrizecHahn have agreed to enter into this Agreement in order to provide for the terms and conditions upon which the Executive shall be employed by TrizecHahn;

         NOW THEREFORE in consideration of the respective covenants hereinafter set forth, and in consideration of $1.00 paid by each party to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

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1.       Definitions

         In this Agreement:

    (a) "Agreement" means this Agreement, as amended from time to time hereafter;

    (b) "Annual Salary" has the meaning ascribed thereto in Section 5.1(a) hereof;

    (c) "business day" means any day other than a Saturday or Sunday upon which banks are open for business in Toronto, Ontario;

    (d)  "Effective Date" means January 1, 2001;

    (e) "Permanent Incapacity" means the inability of the Executive by reason of illness, disease, mental or physical disability or incapacity or otherwise to perform his duties under this Agreement (A) for a period of 120 business days in the aggregate during any period of 145 consecutive business days unless, at the end of such 120 business days there are reasonable grounds for expecting that the Executive will be capable of resuming and willing to resume his duties on a full-time basis within a further period of 120 business days, or (B) for a period of 210 business days in the aggregate during any period of 290 consecutive business days; and

    (f) "person" includes an individual, body corporate, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative.

2.       Employment and Acceptance


         On and subject to the terms and conditions of this Agreement, TrizecHahn shall employ the Executive on the terms and conditions set forth herein and the Executive hereby accepts such employment.

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3.       Term of Employment

         The initial term of employment of the Executive hereunder shall be for a period of three years, commencing on the Effective Date. The Executive's employment with TrizecHahn will continue beyond December 31, 2003 if the parties mutually agree to same in writing prior to that date. If they so agree, the parties will negotiate at that time mutually acceptable employment arrangements in respect of the period subsequent to December 31, 2003, and such arrangements will be reflected either in a written amendment to this Agreement or in a new written employment agreement that will replace and supersede this Agreement. The parties agree that not later than July 1, 2003 they will discuss the intentions of each party with respect to the renewal or non-renewal of the Executive's employment with TrizecHahn, so as to allow each party adequate time to make alternative arrangements in the event that it is apparent that such employment will not be renewed effective January 1, 2004.

4.       Responsibilities

     (a) Duties. The Executive shall serve as the Chief Executive Officer and Deputy Chairman of TrizecHahn during the term of his employment hereunder, unless the Executive and TrizecHahn otherwise mutually agree. The Executive shall perform such duties and exercise such powers as may from time to time be prescribed by the Board of Directors of TrizecHahn; provided that the duties and powers prescribed by the Board of Directors shall be commensurate in all respects with those customarily associated with and incident to the positions of Chief Executive Officer and Deputy Chairman of corporations of a size comparable to that of TrizecHahn.

     (b) Reporting. The Executive shall report directly to the Board of Directors of TrizecHahn.

     (c) Performance of Duties. In the performance of his duties, the Executive shall act honestly, in good faith and in the best interests of TrizecHahn and shall exercise the degree of diligence and responsibility that a person holding the position of Chief Executive Officer and Deputy Chairman of TrizecHahn would reasonably be expected to exercise in comparable circumstances, subject always to the instructions, control and direction of the Chairman or the Board of Directors of TrizecHahn; provided, however, that notwithstanding the foregoing, the Executive shall be allowed to spend a reasonable amount of time during business hours dealing with his personal investments, so long as doing so does not materially interfere with the performance of his duties hereunder. The Executive shall devote the whole of his time, attention and ability during business

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hours to serving TrizecHahn on an exclusive and full-time basis as aforesaid, except during holidays, in case of illness or accident, or as may be otherwise approved from time to time by the Chairman or the Board of Directors of TrizecHahn; provided, however, that notwithstanding the foregoing, the Executive shall be allowed to spend a reasonable amount of time during business hours dealing with his personal investments, so long as doing so does not materially interfere with the performance of his duties hereunder. The Executive shall be bound by and shall faithfully observe and abide by all of the rules, regulations and corporate policies of TrizecHahn from time to time in force which are brought to the attention of the Executive or of which he should reasonably be aware.

     (d) Office Location. The Executive shall be provided with an office in the executive offices of TrizecHahn.

5.       Compensation

     (a) Annual Salary. TrizecHahn shall pay the Executive an annual salary (the "Annual Salary") of U.S.$1.95 million, payable in U.S. dollars not less frequently than monthly in accordance with the usual practices of TrizecHahn less such deductions as are required to be withheld by applicable law and regulation. The Annual Salary payable to the Executive by TrizecHahn will be reviewed annually by the Board of Directors or by a committee of the Board of Directors of TrizecHahn in accordance with the policies and procedures that apply to other senior officers of TrizecHahn in order to determine whether any change to the Annual Salary is warranted; provided, however, that under no circumstances will the Annual Salary paid to the Executive be less than U.S.$1.95 million.

     (b) Annual Bonuses. The Executive shall be paid an annual bonus by TrizecHahn in such amount as shall be determined by the Board of Directors or by a committee of the Board of Directors of TrizecHahn in accordance with the policies and procedures established by the Board of Directors or such committee from time to time, in order to award the Executive for his performance and the performance of TrizecHahn during the applicable year. The annual bonus payable to the Executive during each of the three years of the Executive's employment hereunder will be a minimum of U.S. $1,425,000 and will be a maximum of 150% of his Annual Salary during the applicable year.

6.       Stock Options

         In order to induce the Executive to accept employment with TrizecHahn on the basis contemplated herein, the Board of Directors has granted the Executive non-assignable options to

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purchase 1.5 million subordinate voting shares at a strike price of
U.S.$14.87 per share, being the closing price of such shares on the New York Stock Exchange on the trading day prior to the December 14, 2000 date of grant of those options, subject to the receipt of all necessary regulatory approvals. On and after each of the first three anniversaries of January 1, 2001, the Executive shall acquire the right to purchase one-third of the shares subject to such stock options. All of such stock options shall expire seven years from the date on which they were granted to the Executive; provided, however, that in the event that the Executive's employment hereunder is terminated, the right of the Executive to thereafter exercise such options shall be as set forth in Section 10(h) below. All other terms and conditions of such stock options shall be as set forth in the stock option plan of TrizecHahn presently in effect. The Executive acknowledges having received a copy of such stock option plan.

7.       Expenses

     (a) Within five business days following the Effective Date, TrizecHahn shall pay to the Executive the sum of U.S.$300,000 in order to pre-find travel and accommodation expenses expected to be incurred by the Executive in order to work from the Toronto offices of TrizecHahn during the six month period following January 1, 2001 as well as all reasonable relocation expenses incurred by the Executive in order to relocate to the executive offices of TrizecHahn at or prior to the end of that six month period. The Executive agrees to complete such relocation at or prior to the end of such period. Any excess remaining after the expenses referred to above have been satisfied by the Executive (if any) may be retained by the Executive as additional compensation hereunder.

     (b) Subject to such policies as may from time to time be established by the Board of Directors or a committee of the Board of Directors of TrizecHahn from time to time, TrizecHahn shall pay or reimburse the Executive for all reasonable authorized travel and other out-of-pocket expenses actually incurred by the Executive in the performance of the Executive's duties under this Agreement upon presentation of such expense statements or vouchers or such other supporting information as TrizecHahn may require.

8.       Benefits

         The Executive will be entitled to fully participate in the benefit plans generally available to the senior officers of TrizecHahn from time to time.

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9.       Vacation

         The Executive will be entitled to four weeks of paid vacation per calendar year.

10.      Termination of Employment

         The following terms and provisions shall apply to the termination of the Executive's employment hereunder:

     (a) Termination For Cause. TrizecHahn may terminate the Executive's employment at any time for cause without payment of any compensation of any nature or kind including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice. Notwithstanding the foregoing, in the event that any portion of the Executive's Annual Salary has been earned but not paid or any expenses referred to in Section 7 have been incurred by the Executive but not reimbursed, in each case to the date of termination of his employment, such amounts shall be paid to the Executive within 15 business days following such date of termination. In the event that TrizecHahn believes that it has cause to terminate the Executive's employment, it shall provide the Executive with a notice in writing outlining in reasonable detail the conduct or circumstances which TrizecHahn believes provides it with such cause for termination. The Executive shall be provided with an opportunity to meet with and speak to the Board of Directors of TrizecHahn not more than 10 days thereafter to discuss that notice. The Executive's employment will not be terminated until the Executive has had the opportunity to be so heard by the Board of Directors.

     (b) Death. If the Executive's employment is terminated by reason of the Executive's death, the Executive's estate will be entitled to receive and TrizecHahn shall pay or cause to be paid to them or it, as the case may be, the amounts specified in the benefit and insurance plans of TrizecHahn as being payable on the death of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect. In addition, in the event that any portion of the Executive's Annual Salary has been earned but not paid or any expenses referred to in Section 7 have been incurred by the Executive but not reimbursed, in each case to the date of death, such amounts shall be paid to the Executive's estate within 15 business days thereafter.

     (c) Permanent Incapacity. In the event of the Permanent Incapacity of the Executive, his employment may thereupon be terminated by TrizecHahn and, in such event, TrizecHahn shall pay or cause to be paid to the Executive the amounts specified in the benefit and insurance plans of TrizecHahn as being payable in the event of the permanent incapacity or disability of the Executive, such sums to be paid in accordance with the provisions of those plans as then in effect. In addition,

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in the event that any portion of the Executive's Annual Salary has been earned but not paid or any expenses referred to in Section 7 have been incurred by the Executive but not reimbursed, in each case to the date of termination of his employment, such amounts shall be paid to the Executive within 15 business days following such date of termination.

     (d) Termination by Executive. The Executive may terminate his employment with TrizecHahn upon giving one month's written notice, or such shorter period of notice as TrizecHahn may accept. In the event that any portion of the Executive's Annual Salary has been earned but not paid or any expenses referred to in Section 7 have been incurred by the Executive but not reimbursed, in each case to the date of termination of his employment, such amounts shall be paid to the Executive within 15 business days following such date of termination.

     (e) Other Termination Events. As indicated in Section 3 above, unless the parties mutually agree to extend the term of the Executive's employment beyond December 31, 2003, the Executive's employment hereunder will not continue beyond that date. TrizecHahn also may terminate the Executive's employment at any time for any reason other than as contemplated above in this section 10 by providing written notice to the Executive to that effect, in which event the termination shall take effect as at such time when such notice is received by the Executive.

     (f) Compensation Payable if Employment Not Continued. In the event that the Executive's employment with TrizecHahn does not continue beyond the end of the initial three year term hereunder as contemplated in Section 3 above pursuant to a written amendment to this Agreement or a new written employment agreement, TrizecHahn shall pay to the Executive by lump sum payment within 15 business days following the Executive's termination of employment on or after December 31, 2003 the following amounts:

         (i) if not theretofore paid, the Executive's Annual Salary to and including the date of termination, the bonus payable to the Executive in respect of the year ended December 31, 2003 and any expenses referred to in Section 7 that have been incurred by the Executive but not been reimbursed; and

         (ii) an amount equal to the aggregate of (x) the Executive's Annual Salary as at the date of termination, (y) the bonus paid to the Executive in respect of the year ended December 31, 2003, and (z) an amount equal to the present cash value to the Executive determined on an annual basis of all benefits provided to the Executive immediately prior to the termination of his employment, as determined

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

               in good faith by the Board of Directors or a committee of the Board of Directors of TrizecHahn.

     (g) Compensation Payable if Employment Otherwise Terminated. In the event that the Executive's employment is terminated by TrizecHahn as contemplated in the last sentence of Section 10(c) above or is terminated by the Executive following a Change in Control of TrizecHahn as contemplated in Schedule B hereto, TrizecHahn shall pay to the Executive by lump sum payment within 15 business days thereafter the following amounts:

         (i) if not theretofore paid, the Executive's Annual Salary to and including the date of termination together with any expenses referred to in Section 7 that have been incurred by the Executive but not reimbursed;

         (ii) if the Executive's employment is terminated as contemplated in this Section 10(g) on or prior to December 31, 2001, an amount equal to the aggregate of (x) the Annual Salary that would have been paid to the Executive had he continued to be employed to December 31, 2003, using the Annual Salary in effect at the time of termination of employment, (y) two times the bonus paid to the Executive in respect of the year ended December 31, 2001 or, if the termination of the Executive's employment occurs before that bonus has been determined by the Board of Directors or a committee of the Board of Directors and paid to the Executive, three times the minimum bonus payable to the Executive in respect of the year ended December 31, 2001 as contemplated in Section 5(b) above, and (z) an amount equal to the present cash value to the Executive determined over the period between the date of termination of his employment and December 31, 2003 of all benefits provided to the Executive immediately prior to the termination of his employment, as determined in good faith by the Board of Directors or a committee of the Board of Directors of TrizecHahn;

         (iii) if the Executive's employment is terminated as contemplated in this Section 10(g) after December 31, 2001 and on or prior to December 31, 2002, an amount equal to the aggregate of (x) the Annual Salary that would have been paid to the Executive had he continued to be employed to December 31, 2003 using the Annual Salary in effect at the time of the termination of employment,
               (y) the bonus paid to the Executive in respect of the year ended December 31, 2002 or, if the termination of the Executive's employment

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               occurs before that bonus has been determined by the Board of
               Directors or a committee of the board of Directors and paid to the Executive, two times the bonus paid to the Executive in respect of the year ended December 31, 2001 as contemplated in
               Section 5(b) above, and (z) an amount equal to the present cash value to the Executive determined over the period between the date of termination of his employment and December 31, 2003 of all benefits provided to the Executive immediately prior to the termination of his employment, as determined in good faith by the Board of Directors or a committee of the Board of Directors of TrizecHahn; and

         (iv) if the Executive's employment is terminated as contemplated to this Section 10(g) at any time on or after January 1, 2003, an amount equal to the aggregate of (x) the Annual Salary in effect on the date of termination of his employment, (y) the bonus paid to the Executive in respect of the year ended December 31, 2002, and (z) an amount equal to the present cash value to the Executive determined on an annual basis of all benefits provided to the Executive immediately prior to the termination of his employment, as determined in good faith by the Board of Directors or a committee of the Board of Directors of TrizecHahn.

     (h) Stock Options.

         (i) In the event that the Executive's employment with TrizecHahn is terminated as contemplated in Sections 10(a), (b),(c) or (d) above, the right of the Executive or his estate, as the case may be, to retain and exercise his vested or unvested stock options shall be as set forth in Schedule A annexed hereto.

         (ii) In the event that the Executive's employment with TrizecHahn is terminated as contemplated in Section 10(f) above, the Executive shall be entitled to retain and exercise the stock options referred to in Section 6 above until December 31, 2005.

         (iii) In the event that the Executive's employment with TrizecHahn is terminated prior to December 31, 2003 as contemplated in Section 10(g) above, the Executive shall be entitled to retain all of the stock options referred to in Section 6 above until December 31, 2005 and to exercise such options at any

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

               time after they have vested as contemplated in that Section up to December 31, 2005.

         (iv) Any stock options that are not exercised for any reason whatsoever on or prior to the date on which the Executive is thereafter precluded from exercising same as provided above or as provided in Schedule A annexed hereto shall thereupon be terminated without any further act required by either TrizecHahn or the Executive and the Executive shall not be entitled to any compensation of any nature or kind in respect thereof.

     (i) Statutory Deductions. All payments required to be made to the Executive or his estate under this Section 10 shall be made net of all deductions required to be withheld by applicable law and regulation.

     (j) Fair and Reasonable, etc. The parties acknowledge and agree that the payment and stock option provisions contained in above in this Section are fair and reasonable and the Executive acknowledges and agrees that such payments and stock option entitlements are inclusive of any notice or pay in lieu of notice, severance pay or damages to which he would otherwise be entitled to under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in such Section. The parties further agree that upon any termination of the employment of the Executive and the payment to the Executive or his estate, as the case may be, of the amounts contemplated above in this Section, as well as any expenses which the Executive is entitled to have reimbursed as contemplated in Section 7 above, other than the stock option rights of the Executive set forth in Section 10(h) above, the Executive shall have no action, cause of action, claim or demand of any nature or kind whatsoever against TrizecHahn or against any other person as a consequence of, in respect of or in connection with this Agreement or such termination of the Executive's employment.

     (k) Return of Property. Upon any termination of the employment of the Executive by the Executive or by TrizecHahn as contemplated herein, the Executive or the Executive's estate shall at once deliver or cause to be delivered to TrizecHahn all books, documents, effects, money, securities, credit cards or other property belonging to TrizecHahn or for which TrizecHahn is liable to others, which are in the possession, charge, control or custody of the Executive.

     (l) Deemed Resignation as Director. In the event that the Executive's employment with TrizecHahn terminates as contemplated above in this Section 10, the Executive shall thereupon be

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deemed for all purposes to have resigned as a director of TrizecHahn without any further act being required by either party.

11.      Confidentiality

         The Executive shall not (either during the term of his employment by TrizecHahn or at any time thereafter) disclose any information relating to the private or confidential affairs of TrizecHahn or relating to any secrets of TrizecHahn to any person other than for the purposes of TrizecHahn or use any such information for any purpose whatsoever other than for the purposes of TrizecHahn; provided, however, that the Executive may disclose such information to his personal lawyers, accountants and other professional advisors where it is necessary to do so in order to obtain their professional advice and assistance from time to time and further provided that the Executive may make any disclosures required under applicable laws.

12.      Arbitration

     (a) In the event of any dispute arising out of or relating to the rights and obligations of the parties under this Agreement, the parties shall use their respective best efforts to settle such dispute. To this effect, they shall consult and negotiate with each other in good faith to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within 30 days, then upon notice by one party to the other, the dispute shall be finally settled by arbitration pursuant to the provisions of the Arbitrations Act, 1991 (Ontario), as that statute may be amended, supplemented or replaced from time to time before or after the date of this Agreement.

     (b) The arbitration tribunal shall consist of one arbitrator appointed by the mutual agreement of the parties or, in the event of failure to so agree within 30 days of notice by either party pursuant to Section 12(a), either party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator. The arbitrator shall be qualified by education, training and experience to pass upon the particular matter to be decided. Any arbitrators appointed under this Section shall be current, former or retired judges of the Ontario Superior Court of Justice (inclusive of antecedent courts) or of the Federal or Supreme Court of Canada.

     (c) The arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute.

     (d) The arbitration shall be conducted in Toronto, Ontario, on such procedural basis as the arbitrator may determine.

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     (e) The arbitration award shall be given in writing, shall be final and binding on the parties and not subject to review or appeal for any reason whatsoever and shall deal with the question of costs of the arbitration and all matters relating thereto.

13.      Miscellaneous

     (a) Notices. Any notice required or permitted to be given hereunder shall be sufficiently given if delivered personally or mailed by pre-paid registered mail addressed to TrizecHahn at BCE Place, 181 Bay Street, Suite 3900, Toronto, Ontario M5J 2T3, Attention: General Counsel, or to the Executive at the principal office of TrizecHahn in the City of Toronto or at his last place of residence contained in the records of TrizecHahn, with a copy to Debevoise & Plimpton, 875 Third Avenue, New York, New York, 10022, Attention: Bruce D. Haims. Any such notice, if delivered, shall be deemed to have been given upon its delivery and, if mailed as aforesaid, shall be deemed to have been given on the fourth business day following the date of mailing. Any party hereto may change its address for notice by notice given to each party hereto in accordance with the foregoing.

     (b) Time of Essence. Time shall be of the essence of this Agreement and of every provision hereof.

     (c) Divisions and Headings. The division of this Agreement into Articles, Sections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

     (d) Gender and Number. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

     (e) Severability. The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part thereof and any such invalid or unenforceable provision or part thereof shall be deemed to be severable, and no provision or part thereof shall be deemed dependent upon any other provision or part thereof unless expressly provided for herein.

     (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior discussions, understandings and arrangements between the parties in respect thereof. No amendment, waiver or

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termination of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

     (g) Successors and Assigns. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of each other party, but subject thereto shall enure to the benefit of and be binding upon the parties hereto and their respective legal personal representatives, successors and assigns.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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     (i) Costs of Executive. TrizecHahn agrees to reimburse the Executive for reasonable legal fees and disbursements incurred by him in order to obtain independent legal advice in respect of this Agreement, to a maximum of U.S.$10,000.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED        )
     in the presence of             )
                                    )
                                    )        /s/  Christopher Mackenzie
                                    )        --------------------------
                                    )        CHRISTOPHER MACKENZIE




                                             TRIZECHAHN CORPORATION


                                             by
                                               ------------------------

     (i) Costs of Executive. TrizecHahn agrees to reimburse the Executive for reasonable legal fees and disbursements incurred by him in order to obtain independent legal advice in respect of this Agreement, to a maximum of U.S.$10,000.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED        )
     in the presence of             )
                                    )
                                    )
                                    )        CHRISTOPHER MACKENZIE



                                             TRIZECHAHN CORPORATION


                                             by /s/  Peter Munk
                                             -----------------------------

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                                   SCHEDULE A

                               Stock Option Rights

1.       Termination For Cause

         In the event the Executive's employment is terminated for cause pursuant to the Employment Agreement, any options that were exercisable prior to such termination shall continue to be exercisable for a period of 30 days following the date on which the Executive's employment terminates and all other options shall terminate and be of no further force or effect effective on the date of such termination.

2.       Termination by Death or for Permanent Incapacity

         In the event that the Executive dies or his employment is terminated because of the Permanent Incapacity of the Executive, the Executive or his legal personal representatives, as the case may be, shall have the right to exercise all of the Executive's options, whether or not vested at the date of death or date of termination, as applicable, for a period of one year following the date on which the Executive ceases to be an employee of TrizecHahn.

3.       Termination by Executive

         In the event that the Executive chooses to terminate his employment with TrizecHahn as contemplated in Section 10(d) of the annexed Agreement, the Executive shall have period of 30 days following the date on which the Executive's employment terminates to exercise any options that were exercisable prior to such termination and all other options shall terminate and be of no further force or effect effective on the date of such termination.

                                   SCHEDULE B

              Termination Following Change in Control of TrizecHahn

1. As used in this Schedule, the following terms have the following meanings:

     (a) "Board" means the board of directors of TrizecHahn;

     (b) "Change in Control" means:

         (i) the date upon which the following three conditions shall have been satisfied:

              (A) the MVS shall have been converted into SVS in accordance with their terms (the "Conversion");

              (B) a person or group (other than Mr. Peter Munk) holds shares and/or other securities which, directly or after conversion, exercise or exchange thereof, would entitle the holders thereof to cast 20% or more of the votes attached to the outstanding Voting Shares; and

              (C) a change in the composition of the Board within two years after the date of Conversion such that the directors of TrizecHahn in office immediately before the date of Conversion cease to constitute a majority of the Board; or

         (ii) the date upon which the following two conditions shall have been satisfied:

              (A)  the Conversion shall have occurred, and

              (B) a person or group (other than Mr. Peter Munk) holds shares and/or other securities which, directly or after conversion, exercise or exchange thereof, would entitle the holders thereof to cast 35% or more of the votes attached to the outstanding Voting Shares; or

         (iii) the date upon which the following two conditions shall have been satisfied:

              (A) a majority of the MVS are beneficially owned, or control or direction is exercised over a majority of the MVS, by any person or group, other than Mr. Peter Munk or a member of his immediate family ("Change in Ownership"); and

              (B) there is a change in the composition of the Board within two years after the date of the Change in Ownership such that the directors of TrizecHahn in office immediately before the date of the Change in Ownership cease to constitute a majority of the Board; or

         (iv) the date upon which the following two conditions shall have been satisfied:

              (A) the shareholders of TrizecHahn shall have approved (1) an amalgamation or merger of TrizecHahn with any other corporation (other than a direct or indirect subsidiary), (2) any other business combination or consolidation; (3) a plan for the liquidation of TrizecHahn, or (4) an agreement for the sale or disposition of all or substantially all of the assets of TrizecHahn (any one of which is hereinafter referred to as a "Corporate Reorganization"); and

              (B) within two years following a Corporate Reorganization, a majority of the Board of the amalgamated or merged entity or successor entity into which TrizecHahn was liquidated or which acquired substantially all of the assets of TrizecHahn is not comprised of individuals who were directors of TrizecHahn immediately before the Corporate Reorganization; or

         (v) the date upon which the following two conditions shall have been satisfied:

              (A) either of the Conversion, a Change in Ownership or a Corporate Reorganization shall have occurred; and

              (B) a person other than Christopher Mackenzie is appointed as Chief Executive Officer of the amalgamated or merged entity or successor entity into which TrizecHahn was liquidated or which acquired substantially all of its assets (provided, however, that if Christopher Mackenzie is offered such appointment but declines to accept it, it is acknowledged and agreed that no Change in Control shall have occurred);

     (c) "MVS" means the outstanding Multiple Voting Shares in the capital of TrizecHahn at any time;

     (d) "person" includes, without limitation, an individual, corporation, partnership, joint venture, association, trust, firm, unincorporated organization or other legal or business entity;

     (e) "SVS" means the outstanding Subordinate Voting Shares in the capital of TrizecHahn at any time; and

     (f) "Voting Shares" means any security of TrizecHahn carrying a right to vote for the election of directors of TrizecHahn under all circumstances or under circumstances that have occurred and are continuing.

2. At any time during the period commencing on the date that is three months following a Change in Control and ending on the date that is nine months following a Change in Control, the Executive shall have the right to terminate his employment with TrizecHahn at his sole discretion by providing notice in writing to that effect to TrizecHahn. In that event, the Executive shall be entitled to receive the payments, benefits and other rights outlined in Sections 10(g) and 10(h) of the annexed Agreement.

                                PM Capital Corp.
                             24 Old Forest Hill Road
                            Toronto, Ontario M5P 2P7

                                                    December 21, 2000

Christopher Mackenzie
12 Lowndes Square
London SW1X 9HB
England

Dear Christopher:

         We refer to your Employment Agreement (the "Employment Agreement") dated as of December 21, 2000 with Trizec Hahn Corporation ("TrizecHahn").

         As you discussed with Peter Munk before you agreed to accept a position as Deputy Chairman and Chief Executive Officer of TrizecHahn, to induce you to accept that position, PM Capital Corp. ("PM Capital") has agreed to grant to you the right (the "Call Right") to purchase from PM Capital one million subordinate voting shares (the "Call Shares") in the capital of TrizecHahn currently held by PM Capital. This letter sets out the terms and conditions that apply to that Call Right.

         Your Call Right shall mirror in all respects, mutatis mutandis, your right to purchase 1.5 million subordinate voting shares from the capital of TrizecHahn pursuant to the stock options (the "Stock Options") referred to in
Section 6 of the Employment Agreement, as set forth in the Employment Agreement. In particular, but without limiting the generality of the foregoing, the following terms and conditions shall apply to the Call Right:

    (a)  your Call Right is non-assignable;

    (b) the purchase price under the Call Right is U.S.$14.87 per subordinate voting share;

    (c) the Call Right will vest over a three year period, on the same basis as the Stock Options;

    (d) the Call Right will expire seven years from December 14, 2000, being the date on which the Stock Options were granted to you by the Board of Directors of TrizecHahn, unless earlier terminated as described below;

    (e) in the event that your employment with TrizecHahn is terminated as contemplated in Sections 10(a), (b), (c) or (d) of the Employment Agreement, your right or the right of your estate, as the case may be, to exercise your Call Right shall be identical to the right you or your estate shall have to exercise your Stock Options, as set out in Schedule A to the Employment Agreement;

    (f) in the event that your employment with TrizecHahn is terminated as contemplated in Section 10(f) of the Employment Agreement, you will be entitled to continue to exercise the Call Right until December 31, 2005;

    (g) in the event that your employment with TrizecHahn is terminated prior to December 31, 2003 as contemplated in Section 10(g) of the Employment Agreement, you will be entitled to retain the Call Right until December 31, 2005 and to exercise such Call Right in increments at any time after vesting has occurred in respect of each third of the Call Right (or, for greater certainty, to exercise the Call Right in full after it has fully vested), as contemplated in Section 10(g) of the Employment Agreement;

    (h) any portion of your Call Right that is not exercised for any reason whatsoever on or prior to the date on which you are thereafter precluded from exercising same as contemplated above shall thereupon be terminated without any further act required by either PM Capital or you and you shall not be entitled to any compensation of any nature or kind in respect thereof; and

    (i) all other terms and conditions that apply to your Stock Options as set forth in the stock option plan of TrizecHahn currently in effect shall apply equally to your Call Right, mutatis mutandis.

         In the event that you wish to exercise your rights under the Call Right at any time, you shall provide written notice to that effect by personal delivery or by telecopy to PM Capital at the following address: PM Capital Corp. c/o TrizecHahn Corporation, BCE Place, 181 Bay Street, Suite 3900, Toronto, Ontario M5J 2T3. Such notice must be delivered prior to 5:00 p.m. (Toronto time) on the last business day in Toronto, Ontario prior to the expiry of the Call Right as described above in order to be effective. The purchase transaction will be completed on a date that is mutually agreed to between you and PM Capital and, in any event, within 15 business days following the date on which your exercise notice is so received by PM Capital. At the time of completion of your purchase of subordinate voting shares from PM Capital, you will be provided with a share certificate representing the shares you have purchased from PM Capital against delivery to PM Capital of the necessary funds in U.S. dollars by way of certified cheque or bank draft made payable to PM Capital or as it may otherwise direct in writing.

         In the event you have given notice of exercise of your rights under the Call Right as provided in the previous paragraph, PM Capital shall have the option to cash settle the rights you have chosen to exercise. If PM Capital chooses cash settlement, it shall provide you with written notice of this choice not later than five business days prior to the day determined under the previous paragraph for completing the purchase transaction (the "Completion Date"). On the Completion Date, your rights under the Call Right will be cash settled by payment as you may direct of an amount determined by multiplying (a) the number of Call Shares in respect of which you have chosen to exercise your Call Right by (b) the amount by which the average closing price of the Call Shares on The New York Stock Exchange on the trading days occurring between the date PM Capital provides notice that it wishes to cash settle and the Completion Date exceeds U.S.$14.87 less (c) such deductions as are required to be withheld by applicable law and regulations. Payment of any cash settlement shall be made by way of certified cheque or bank draft against delivery by you to PM Capital of an acknowledgment that your receipt of such payment terminates your rights under the Call Right with respect to the applicable number of Call Shares.

         PM Capital represents and warrants to you that (a) PM Capital has been duly incorporated and is an existing corporation in good standing under the laws of its jurisdiction of incorporation, (b) this Agreement has been duly authorized, executed and delivered by PM Capital and constitutes a valid and legally binding obligation of PM Capital enforceable against PM Capital in accordance with its terms and (c) the Call Shares, when delivered and paid for, upon exercise of the Call Right in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any liens or encumbrances.

         This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. For the purposes hereof, the term "business day" means any day other than a Saturday or Sunday on which banks are open for business in Toronto, Ontario. Time shall be of the essence hereof.

                       ---------------------------------

         If the foregoing accords with your understanding of the arrangements we have agreed to, please sign below to signify your acceptance thereof, whereupon this letter will constitute a binding agreement between PM Capital and you.

                                      Yours truly,
                                      PM Capital Corp.


                                      by
                                        ------------------------------


                       ---------------------------------


         The foregoing is hereby agreed to this 21st day of December, 2000.

                                      /s/ Christopher Mackenzie
                                          ----------------------------
                                          Christopher Mackenzie

                             TrizecHahn Corporation
                                    BCE Place
                           181 Bay Street, Suite 3900
                            Toronto, Ontario M5J 2T3

                                                    December 21, 2000

Christopher Mackenzie
12 Lowndes Square
London SW1X 9HB
England

Dear Christopher:

         Reference is made to the Employment Agreement between you and TrizecHahn Corporation (the "Company"), dated as of the date hereof (the "Employment Agreement"). Pursuant to Section 4(c) of the Employment Agreement, you will generally be required to devote your full business time towards the performance of your duties under the Employment Agreement, except as provided in
Section 4(c) thereof or as may be approved from time to time by the Company's Chairman or Board of Directors. This letter confirms our understanding that, during your term of employment with the Company, you will be permitted to continue serving in your current capacity as (i) a non-employee director of WPP Group plc and (ii) an advisor to the Abdul Latif Jamil Group; provided in each case that such activities do not materially interfere with the performance of your duties under the Employment Agreement.

                                      Very truly yours,


                                      Peter Munk
                                      Chairman, TrizecHahn Corporation

Agreed and Accepted:


/s/ Christopher Mackenzie
Christopher Mackenzie